UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                              Filed by a party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Dell Inc.

(Exact name of registrant as specified in its charter)

Michael S. Dell

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On July 28, 2013, Bloomberg posted on its website an article entitled “Michael Dell Says Bid Is His ‘Best and Final Offer’: Interview,” which included a set of questions from Bloomberg that Michael Dell answered via email. The full text of the article is as follows:

Michael Dell Says Bid Is His ‘Best and Final Offer’: Interview

By David Carey - Jul 28, 2013

Michael Dell, who along with Silver Lake Management LLC is fighting to win shareholder approval of their $24.6 billion buyout offer for Dell Inc., agreed to an interview by e-mail. He discussed the method for counting shareholder votes, the opposition to the deal by Carl Icahn and his plans for the company he founded. Shareholders are scheduled to vote on Aug. 2. This is a complete transcript of the questions and his replies.

Question: Philosophically, what does this battle mean to you? Do you see yourself fighting to preserve your legacy? What outcome for Dell Inc. do you fear the most?

Michael Dell: I founded the company, and I care deeply about the company and our employees, customers and partners. My focus is on doing what is right for the company, and I believe that taking Dell private is the right thing to do. Others have suggested steps such as leveraged recapitalizations and sales of assets or businesses that I believe would be destructive to the company and that I will oppose.

Question: Has the way the whole drama has unfolded surprised you? Has the closeness of the vote disappointed you?

Dell: Although I believe that taking Dell private is the right thing to do, I respect the views of shareholders like Southeastern, who would be willing to accept the significant risks and challenges of my effort to transform the company. In contrast, I believe that Carl Icahn, who was not a shareholder at any time before we announced the deal, simply saw an opportunity based on the voting standard in our contract to buy into the company and organize a blocking position with a minority of the company’s shares. Based on the number of shares currently voting on the deal, it only takes about 23 percent of the outstanding shares to block the transaction. That’s the part of this that I find disappointing, and that’s why we’ve requested that the standard be changed to allow the will of the majority of the unaffiliated shares voting on the transaction to control the outcome.

Question: You raised your bid by only 10 cents — a token amount. You also made the new offer contingent on changing the rule to count absentee votes as “no” votes. How did this two-part proposal come about? Whose idea was it? Did you consider other alternatives?

Dell: Our proposed increase to $13.75 per share represents an additional $150 million to the unaffiliated shareholders, which I think is substantial. Particularly given that, after months of looking, no other party was willing to pay more than $13.65 per share. Separately, we requested a change in the voting standard because, as events developed, it had become clear that the original standard was permitting a minority of the unaffiliated shares to block a transaction that the majority of the unaffiliated shares voting on the transaction wanted to accept. In my view, the voting standard we have proposed is the most fair standard regardless of the price. The outcome should be decided by the unaffiliated shares that vote, not by shares that don’t vote. But we ultimately decided that it was appropriate to put more on the table in connection with asking for this change.

Question: When the terms of the merger were negotiated, you agreed that a majority of Dell shareholders, not counting yourself, need to agree to take the company private. Under your proposed rules change, a minority of the unaffiliated shares could sign off on this. Is that the best way to represent a shareholder democracy?

Dell: The best way to represent a shareholder democracy is to allow the majority of the unaffiliated shares that vote for or against the transaction to control the outcome. Shareholder democracy certainly is not served if a minority of the unaffiliated shares voting on the transaction can deprive the majority of the unaffiliated shares voting on the transaction of an offer they want to accept. Comparing it to our last presidential election, I expect no one would suggest that democracy would be served by counting all the registered voters who didn’t vote in the election as votes for Mitt Romney. If we did that, Mr. Romney would have won the election in a landslide. With the benefit of hindsight, I believe it is clear that the voting standard in our contract does not make sense. It provided the opportunity for someone who had never been a shareholder of our company to come in and organize a minority blocking group, even though a majority of the unaffiliated shares voting on the transaction would like to accept it. As I have said before, so long as the majority of the unaffiliated shares voting on the transaction get to make this decision, I am at peace either way and I will honor their decision.

Question: Do you worry or realize you are asking the board members for a voting change that could open them up to more liability and more judicial scrutiny? (So some legal experts tell us.)

Dell: The separate vote of a majority of the unaffiliated shares is not legally required. It was a voluntary standard that was intended to protect the interests of the unaffiliated shareholders. But as the facts have developed, it is doing just the opposite, allowing a minority of the unaffiliated shares voting on the transaction to deprive the majority of the unaffiliated shares voting on the transaction of the $13.65 per share (now $13.75 per share) that they want to accept. The decision to reset this standard is entirely up to the business judgment of the board. I understand that changing the standard to allow a majority of the unaffiliated shares voting on the transaction to control the outcome, and to prevent a minority of the unaffiliated shares voting on the transaction from defeating the will of the majority, will not expose board members to any liability or increased judicial scrutiny.

Question: What will you do between now and Aug. 2? Are you in touch with the special committee of the board? Will you continue meeting key investors? Can you say whom you will meet with and in what cities?

Dell: I am always available to talk with the members of the special committee and with any of the members of the board, and will be in touch with them as appropriate. I will also continue to talk with investors as appropriate.

Question: We heard that the special committee may not agree to the rule change unless you raise your offer to $14 a share. What would you do in that case? Could you raise your offer again — or is $13.75 in fact your best and final offer?

Dell: As we stated clearly in our letter, this is our best and final offer.

Question: Do you think a change in the record date could be enough to get enough votes for you to prevail? What will it take to get you over the hump?

Dell: I believe that the majority of the unaffiliated shares voting on the transaction should control the outcome, and that the minority of the unaffiliated shares voting on the transaction should not be able to override the will of the majority. In connection with our proposed change in the voting standard, we also believe it is appropriate to reset the record date, which will reset the playing field and give all of our current shareholders plenty of time to consider whether they want to accept our offer and then make their decision. But a change in the record date without a change in the voting standard does not address the central problem that, as things now stand, a minority of the unaffiliated shares voting on the transaction is able to override the will of the majority.

Question: Icahn has derided your management of Dell and accused you and Silver Lake of trying to steal the company. What is your assessment of him? What do you think his real agenda is? And how well — or poorly — would you say that you have played your hand? Do you wish you had played things differently?

Dell: The tone and tenor of Mr. Icahn’s tweets and other statements speak for themselves and I have no desire to respond in kind. As I have said before, I think the steps Mr. Icahn has suggested would be destructive to the company and I will not support them. I do not view this as a game, so I do not think in terms of how I have “played my hand” or how anyone else has played theirs. The real problem, as events have unfolded, is that the voting standard in our contract gave Mr. Icahn, who had never been a Dell shareholder before we announced our deal, the opportunity to come in and organize a blocking group representing a minority of the company’s shares. That’s the problem we’re trying to address by asking for the voting standard to be reset so that the will of the majority of the unaffiliated shares voting on the transaction can be honored.

Question: What will you do if (1) the deal is voted down, and (2) Icahn wins a proxy fight and Icahn undertakes the buyback? Would you tender your shares? What sort of a situation would that create?

Dell: I do not believe the leveraged recapitalization that Mr. Icahn has suggested will ever occur, so I’d rather not speculate on that hypothetical. I will point out, however, that if it did occur and I did not tender my shares, I would end up owning about 42 percent of the company.

Question: Assuming you prevail, what are the first things you’ll invest in (or pare back on) once your company is private? You’ve talked publicly about expanding the PC business in China, surpassing HP in servers, and bulking up on sales staff. More specifically, what’s your plan of attack?

Dell: Our plans for the company are described in the proxy statement. These will include significant additional investments to extend end-to-end IT solutions capabilities, expand sales coverage, compete in emerging markets, invest for growth in the PC and tablet business, and simplify and enhance the customer experience.

Question: Could Dell Inc. (DELL) not pursue these strategies as a public company? What would staying public mean for your company?

Dell: We have been trying to pursue a number of these strategies as a public company. But I believe we are rate-limited as a public company, given the need to take into account the impact of anything we do on our public stock price and the effect that could have on the company and our employees and customers. I am seeking to take Dell private because I think it’s the right thing for the company. Particularly given where we are today, I believe the challenges we would face as a public company, including a potential proxy fight, would be significant. But if the deal does not go through, I plan to stay and continue to do my best to make the company successful.

To contact the reporter on this story: David Carey in New York at dcarey13@bloomberg.net

To contact the editor responsible for this story: Larry Edelman at ledelman3@bloomberg.net

Additional Information and Where to Find It

In connection with the proposed merger transaction, Dell Inc. (the “Company”) filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financialreporting.aspx or by directing a request to: Dell Inc., One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

Michael S. Dell, directly or through one or more affiliates or representatives, may be deemed a “participant” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about Michael S. Dell in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on May 31, 2013.